File No. 333-144764

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

hhgregg, Inc.
(Exact Name of Registrant as Specified in its Charter)

Indiana (State or other jurisdiction of incorporation)	47-4850538 (I.R.S. Employer Identification No.)

4151 East 96th Street
Indianapolis, Indiana 46240
(317) 848-8710
(Address, Including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

hhgregg, Inc.
2005 STOCK OPTION PLAN
2007 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Dennis L. May
Chief Executive Officer
4151 East 96th Street
Indianapolis, Indiana 46240
(317) 848-8710
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of all Communications to:

Christina Melendi, Esq.
Morgan Lewis & Bockius LLP
101 Park Avenue
New York, New York  10178
(212) 309-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [x]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	−	−	−	−

(1)    The Registrant is not registering additional securities.  Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statement on Form S-8 (File No. 333-144764). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

Explanatory Note

Effective as of 11:59 p.m. on August 31, 2015 (the “Effective Time”), hhgregg, Inc., a Delaware corporation (the “Company”), changed its state of incorporation from Delaware to Indiana. This reincorporation was effectuated by a merger (the “Reincorporation Merger”) of the Company with and into hhgregg Indiana, Inc., an Indiana corporation (“hhgregg Indiana”), then a wholly owned Indiana subsidiary of the Company established for such purpose. At the Effective Time, hhgregg Indiana changed its name to “hhgregg, Inc.”  The Reincorporation Merger was approved by the requisite vote of stockholders at the Company’s Annual Meeting of Stockholders held on August 4, 2015. hhgregg Indiana is deemed to be the successor issuer of the Company under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company and hhgregg Indiana, as issuer and successor issuer, respectively, under Rule 12g-3 of the Exchange Act, are collectively referred to herein as the “Registrant.”

The Registrant is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8, File No. 333-144764 (the “Registration Statement”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Indiana from the State of Delaware via the Reincorporation Merger.

In connection with the Reincorporation Merger, hhgregg Indiana assumed the hhgregg, Inc. 2007 Equity Incentive Plan, as amended (including all outstanding Award Agreements as such term is defined in such plan) and the Gregg Appliances, Inc. 2005 Stock Option Plan, as amended and assumed by hhgregg Delaware (to the extent stock awards continue to remain outstanding and subject to the terms of such plan) as of the Effective Time. At the Effective Time of the Reincorporation Merger, (i) each share of the Company’s common stock, par value $0.0001 per share (“Delaware Common Stock”), was automatically converted into one share of common stock, $0.0001 par value per share, of hhgregg Indiana (“Indiana Common Stock”); and (ii) all options and other rights to acquire Delaware Common Stock outstanding immediately before the Effective Time of the Reincorporation Merger were also automatically converted into options and rights to acquire the same number of shares of Indiana Common Stock upon the same terms and conditions, including price.

In accordance with Rule 414(d) under the Securities Act, the Registrant, now as successor issuer to the Company pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement, as modified by this Post-Effective Amendment No. 1, as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act, including, but not limited to, the Registrant’s most recent annual report on Form 10-K and the description of the common stock of the Registrant as set forth in the Registration Statement on Form 8-A12B/A, filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on September 3, 2015. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated here by reference in this prospectus:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on May 15, 2015;

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed on August 6, 2015.

3.	The Registrant’s Current Reports on Form 8-K filed on April 20, 2015, June 8, 2015 and September 3, 2015.

4.	The Registrant’s Definitive Proxy Statement for the Annual Meeting of Stockholders, filed on June 29, 2015.

5.
The description of the common stock of the Registrant as set forth in the Registration Statement on Form 8-A12B/A, filed by the Registrant with the SEC on September 3, 2015, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors and officers pursuant to the following provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The Indiana Business Corporation Law (the “IBCL”) permits an Indiana corporation to indemnify an individual made a party to a proceeding because he or she was a director or officer of the corporation from liability for his or her conduct if such conduct was in good faith, and he or she reasonably believed when acting in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest. If the individual was not acting in his or her official capacity with the corporation, then indemnification is permitted if such conduct was in good faith and he or she reasonably believed that such conduct was at least not opposed to the best interest of the corporation. In the case of any criminal proceeding, the individual either had to have reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer is a party by virtue of being a director or officer of the corporation, against reasonable expenses incurred by the director or officer in connection with the proceeding.

In addition, under the IBCL, a corporation may pay for or reimburse reasonable expenses incurred by a director or officer who is a party to any claim, action, suit, or proceeding in advance of the final disposition thereof upon (i) receipt of a written affirmation of the director’s or officer’s good faith belief that the director or officer has met the standard of conduct prescribed by Indiana law; (ii) receipt of a written undertaking of the director or officer to repay the advanced amount if it is ultimately determined that the director or officer did not meet the standard of conduct prescribed by Indiana law and (iii) a determination that the facts then known to those making the determination would not preclude indemnification under the IBCL.

The Registrant’s Amended and Restated Articles of Incorporation require the Registrant to indemnify any person (and the estate, heirs, and personal representatives of such person) who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other organization or entity, whether for profit or not against liability and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with or resulting from any pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of the Registrant or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which they become involved by reason of being or having been in any such capacity. To be entitled to indemnification these persons must have met the standard of conduct for indemnification specified in the IBCL, and described above.

In addition, we have entered or will enter into customary indemnity agreements with each of our directors.

In addition, in the ordinary course of our business the Registrant from time to time enters into contracts under which the Registrant and its directors and officers are provided with standard rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	2005 Stock Option Plan, dated March 8, 2005.*

4.2	Amendment No. 1 to 2005 Stock Option Plan dated April 12, 2007.*

4.3	hhgregg, Inc. 2007 Equity Incentive Plan.*

5.1	Opinion of Faegre Baker Daniels LLP as to the legality of the securities being registered.**

23.1	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1).**

23.2	Consent of KPMG LLP.**

24.1	Power of Attorney (included in signature page to Registration Statement).**

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-142181).
**	Filed herewith.
Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana, on this 8th day of September, 2015.

HHGREGG, INC.

By: /s/ Dennis L. May
       Name: Dennis L. May
       Title: Chief Executive Officer
(Principal Executive Officer)

By: /s/ Robert J. Riesbeck
       Name: Robert J. Riesbeck
       Title: Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Dennis L. May and Robert J. Riesbeck his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Signature	Title	Date

/s/ Dennis L. May	President, Chief Executive Officer (Principal Executive Officer) and Director	September 8, 2015
Dennis L. May

/s/ Robert J. Riesbeck	Chief Financial Officer (Principal Financing and Accounting Officer)	September 8, 2015
Robert J. Riesbeck

/s/ Gregory M. Bettinelli	Director	September 8, 2015
Gregory M. Bettinelli

/s/ William P. Carmichael	Director	September 8, 2015
William P. Carmichael

/s/ Lawrence P. Castellani	Director	September 8, 2015
Lawrence P. Castellani

/s/ Benjamin D. Geiger	Director	September 8, 2015
Benjamin D. Geiger

/s/ Catherine A. Langham	Director	September 8, 2015
Catherine A. Langham

/s/ John M. Roth	Director	September 8, 2015
John M. Roth

/s/ Peter M. Starrett	Director	September 8, 2015
Peter M. Starrett

/s/ Kathleen C. Tierney	Director	September 8, 2015
Kathleen C. Tierney

/s/ Darell E. Zink	Director	September 8, 2015
Darell E. Zink

EXHIBIT INDEX

Exhibit Number	Description

4.1	2005 Stock Option Plan, dated March 8, 2005.*

4.2	Amendment No. 1 to 2005 Stock Option Plan dated April 12, 2007.*

4.3	hhgregg, Inc. 2007 Equity Incentive Plan.*

5.1	Opinion of Faegre Baker Daniels LLP as to the legality of the securities being registered.**

23.1	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1).**

23.2	Consent of KPMG LLP.**

24.1	Power of Attorney (included in signature page to Registration Statement).**

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-142181).
**	Filed herewith.